NEWS RELEASE

The Andersons, Inc. Reports First Quarter Results

Maumee, Ohio, May 7, 2018 - The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the first quarter ended March 31, 2018.

The Company reports net loss of $1.7 million or $0.06 per diluted share. Profitable results from each of the four business groups were not sufficient to offset unallocated corporate expenses.

•	Grain Group records break-even results, a $5.1 million pretax year-over-year improvement

•	Ethanol Group delivers $1.8 million of pretax income on steady margins and record production

•	Plant Nutrient Group earns pretax income of $1.1 million on stronger lawn fertilizer performance

•	Rail Group earns $4.0 million of pretax income as better leasing results are more than offset by lower repair income

•	Company achieves $20 million run-rate cost savings and productivity goal one year early

The Company reported a first quarter 2018 net loss attributable to The Andersons of $1.7 million, or $0.06 per diluted share, on revenues of $636 million. This result is a $1.4 million, or $0.05 per diluted share, improvement over the net loss of $3.1 million, or $0.11 per diluted share, on revenues of $852 million recorded in the same period of 2017. The Company’s earnings before interest, taxes, depreciation and amortization, or EBITDA, was $27.7 million for the quarter, or 29 percent higher than the $21.5 million recorded in the first quarter of 2017.

The 2017 results included a $4.7 million pretax gain on the sale of underperforming Plant Nutrient Group assets as well as a pretax loss of $6.8 million related to the former Retail business. The decrease in revenues year over year was primarily the result of the Company’s adoption of new revenue recognition rules at the beginning of 2018 that changed the treatment of a significant amount of Grain’s sales transactions. This change has no impact on the amount of gross profit reported on these transactions.

“Our Grain and Ethanol businesses each posted better year-over-year results, and we achieved our $20 million run-rate cost and productivity improvement goal one year early,” said CEO Pat Bowe. “We also entered into an agreement to help build the world’s most technologically-advanced dry mill bio-refinery. However, both Plant Nutrient and Rail posted lower results year over year.”

“Once again, our Grain Group improved year-over-year results in its base business in the quarter,” Bowe continued. “Grain’s affiliate, Lansing Trade Group, also significantly improved its performance year over year. The Ethanol Group benefitted from higher than anticipated margins and stronger DDG values. While its lawn business performed very well, the Plant Nutrient Group’s specialty fertilizer tons sold and margins were both markedly lower than a year ago. Rail’s leasing results improved, but its service and other income fell, and income from car sales was lower, as expected, due to the previously disclosed revenue recognition rule changes. The Company also incurred $3.0 million in severance and certain nonrecurring expenses during the quarter.”

First Quarter Segment Overview

Grain Group Continues Its Steady Improvement

The Grain Group broke even for the quarter, beating the $5.1 million pretax loss the group incurred in the same period last year. The group’s EBITDA was $6.9 million and $2.1 million in the 2018 and 2017 first quarters, respectively.

The table below separates the results of the group’s base grain business from those of the group’s grain affiliates, which include Lansing Trade Group (LTG) and Thompsons Limited.

$ in millions	First Quarter
Adjusted Pretax Income	2018	2017	Vs
Base Grain	$(1.7)	$(3.6)	$1.9
Grain Affiliates	1.7	(1.5)	3.2
Total Grain Group	$ -	$(5.1)	$5.1
EBITDA	$ 6.9	$2.1	$4.8

Base grain pretax income improved by $1.9 million in the first quarter of 2018 compared to first quarter 2017 results. Income from grain ownership positions was up slightly, and bushels contracted for sale increased by more than 20 percent. Income generated during the quarter from risk management services provided to producers remained strong, as the group more than doubled the number of bushels enrolled in its farmer risk management (Freedom®) programs compared to the same period last year. The group’s food ingredient and specialty grains business results improved considerably due to better execution.

LTG’s improved results accounted for all of a $3.2 million improvement in income from the group’s unconsolidated affiliates, as results were better across all of its businesses.

The group agrees with current USDA planting forecasts of 88 million acres of corn and 89 million acres of soybeans. Acres could shift from corn to beans if the current cool and wet conditions continue. Lower corn acreage and early weather issues could drive volatility that may create merchandising opportunities for the business.

Ethanol Group Improves Performance Slightly on Better DDG Values

The Ethanol Group earned pretax income of $1.8 million in the first quarter, a slight improvement over the $1.7 million of pretax income it earned in the same period in 2017. Margins were better than expected, but below last year’s levels. DDG values significantly improved over early 2017 levels, and all four plants ran well.

$ in millions	First Quarter
	2018	2017	Vs
Equity in Earnings of Affiliates	$1.6	$(0.5)	$2.1
Consolidated Operations and Service Fees	(0.1)	2.3	(2.4)
Pretax Income	1.5	1.8	(0.3)
Attributable to Noncontrolling Interests	(0.3)	0.1	(0.4)
Ethanol Group Pretax Income Attributable to The Andersons	$1.8	$1.7	$0.1

In spite of robust industry production, ethanol stocks fell year over year thanks to strong exports and solid domestic demand. This combination offered margin opportunities that were better than in a typical first quarter. E-85 sales continued to grow.

The four ethanol plants combined for first quarter production of more than 117 million gallons. The group also successfully executed maintenance shutdowns at two of the four plants during the quarter, compared to one of four in the first quarter of 2017.

As we announced in March, construction began on a world-class bio-refinery in Kansas that the group is building in partnership with ICM, Inc. The Company expects the facility to be fully operational by the end of 2019.

Plant Nutrient Group Earns Pretax Income of $1.1 Million as Specialty Fertilizer Business Struggles

The Plant Nutrient Group recorded pretax income of $1.1 million in the first quarter compared to pretax income of $6.7 million in the prior year period. The group’s current quarter EBITDA was $9.3 million, a $5.9 million decrease compared to 2017 first quarter results. The group’s first quarter 2017 pretax gain of $4.7 million on the sale of its Florida farm centers should be considered when evaluating both sets of results.

The quarter was characterized by continued strong lawn performance, but offset by margin pressure across its primary and specialty nutrients business. Given market conditions, the group managed its inventory ownership positions conservatively, limiting both risk and opportunity.

Volumes of primary nutrients (NPK) were flat year over year, but higher-margin specialty nutrient tons (low-salt starter fertilizers, micro nutrients) were down. The group earned lower margins per ton in all segments except in its lawn fertilizer business. The combined margin and volume changes reduced gross profit by $2.8 million.

As was the case in 2017, unfavorable March and April weather conditions have resulted in a protracted delay in fieldwork in most areas. These unfavorable planting conditions have already been detrimental, and the situation could worsen if the growers’ fertilizer application window narrows further. The group anticipates a strong second quarter for the lawn business on improved volume and margin, but does not expect an improvement in primary or specialty nutrients through the spring due to the impact of ongoing challenges with weather and shifting markets on both volume and margins.

Rail Group Registers Improved Leasing Results

The Rail Group earned first quarter pretax income of $4.0 million compared to $6.1 million in the same period of the prior year. The group’s first quarter 2018 EBITDA was $13.5 million compared to $13.1 million in the comparable 2017 period.

$ in millions	First Quarter
Pretax Income	2018	2017	Vs
Lease Income	$2.1	$0.7	$1.4
Car Sales	2.3	3.6	(1.3)
Services and Other	(0.4)	1.8	(2.2)
Total Rail Group	$4.0	$6.1	$(2.1)
EBITDA	$13.5	$13.1	$0.4
Utilization Rate	87.9%	83.6%	4.3%

Leasing earned $2.1 million, up $1.4 million year over year, on 4 percent higher utilization. Cars on lease averaged 20,467 in the quarter, up 5.3 percent and 2.6 percent over first quarter 2017 and fourth quarter 2017, respectively. Utilization averaged 87.9 percent during the quarter compared to 86.2 percent sequentially and 83.6 percent during the same period last year. Average lease rates were down by about 3 percent, but maintenance costs were about $2 million lower than those for the prior year period, which were unusually high.

Railcar sales generated $2.3 million of pretax income in the quarter compared to $3.6 million in the first quarter of 2017 and $3.3 million in the fourth quarter. The decrease was attributable to a reduction in income from nonrecourse financing transactions; the group recognized $1.9 million in such income during the first quarter of 2017. These transactions must now be recorded as debt financings rather than sales under newly effective revenue recognition rules.

Rail’s service and other businesses incurred a pretax loss of $0.4 million in the quarter, a $2.2 million decrease from the $1.8 million of pretax income those businesses earned in the same period of 2017. Repair volumes were down significantly across the network, impacting revenues and operating leverage.

Net Corporate Expenses Increased Moderately Due to Severance Costs

Unallocated net Company-level expenses for the first quarter of 2018 were $8.9 million. These results are down from $15.0 million incurred in the comparable 2017 period, which included a net $6.8 million loss from the Retail business. The 2018 results included severance expenses of $1.4 million.

Conference Call

The Company will host a webcast on Tuesday, May 8, 2018, at 11:00 A.M. ET, to discuss its performance and provide its updated outlook for 2018. To dial in to the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 4652959). We recommend that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: http://edge.media-server.com/m6/p/93b4es. Complete the four fields as directed and click Submit. A replay of the call can also be accessed under the heading "Investors" on the Company website at www.andersonsinc.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. The Company believes EBITDA provides additional information to investors and others about its operations allowing an evaluation of underlying operating performance and better period-to-period comparability. EBITDA does not and should not be considered as an alternative to net income or income before income taxes as determined by generally accepted accounting principles. Reconciliations of the non-GAAP to GAAP measures may be found within the financial tables provided in the release.

Company Description

The Andersons is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, plant nutrient and rail sectors. Through its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities and increase the value of the company. For more information, visit www.andersonsinc.com.

Investor Relations Contact
John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2018	2017
Sales and merchandising revenues	$635,739	$852,016
Cost of sales and merchandising revenues	572,034	775,558
Gross profit	63,705	76,458

Operating, administrative and general expenses	64,257	81,545
Interest expense	6,999	6,100
Other income:
Equity in earnings (loss) of affiliates	3,573	(1,878)
Other income, net	1,686	7,495
Income (loss) before income taxes	(2,292)	(5,570)
Income tax provision (benefit)	(310)	(2,535)
Net income (loss)	(1,982)	(3,035)
Net income (loss) attributable to the noncontrolling interests	(282)	54
Net income (loss) attributable to The Andersons, Inc.	$(1,700)	$(3,089)

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$(0.06)	$(0.11)
Diluted earnings attributable to The Andersons, Inc. common shareholders	$(0.06)	$(0.11)
Dividends paid	$0.165	$0.160

The Andersons, Inc.
Condensed Consolidated Balance Sheets (unaudited)

(in thousands)	March 31, 2018	December 31, 2017	March 31, 2017
Assets
Current assets:
Cash and cash equivalents	$31,497	$34,919	$29,645
Restricted cash	—	—	752
Accounts receivable, net	216,021	183,238	190,628
Inventories	731,629	648,703	641,294
Commodity derivative assets – current	43,810	30,702	48,049
Other current assets	57,147	63,790	83,623
Assets held for sale	57,775	37,859	—
Total current assets	1,137,879	999,211	993,991

Other assets:
Commodity derivative assets – noncurrent	1,739	310	339
Other assets, net	143,445	131,474	175,099
Equity method investments	224,449	223,239	208,993
	369,633	355,023	384,431
Rail Group assets leased to others, net	462,253	423,443	342,936
Property, plant and equipment, net	393,763	384,677	440,395
Total assets	$2,363,528	$2,162,354	$2,161,753

Liabilities and equity
Current liabilities:
Short-term debt	$489,000	$22,000	$255,000
Trade and other payables	263,519	503,571	276,834
Customer prepayments and deferred revenue	81,778	59,710	81,628
Commodity derivative liabilities – current	15,424	29,651	29,914
Accrued expenses and other current liabilities	60,095	69,579	65,952
Current maturities of long-term debt	14,134	54,205	56,144
Total current liabilities	923,950	738,716	765,472

Other long-term liabilities	31,536	33,129	36,125
Commodity derivative liabilities – noncurrent	1,414	825	450
Employee benefit plan obligations	26,310	26,716	34,832
Long-term debt, less current maturities	438,628	418,339	365,971
Deferred income taxes	118,933	121,730	181,541
Total liabilities	1,540,771	1,339,455	1,384,391
Total equity	822,757	822,899	777,362
Total liabilities and equity	$2,363,528	$2,162,354	$2,161,753

The Andersons, Inc.
Segment Data (unaudited)

	Grain	Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended March 31, 2018
Revenues from external customers	$276,852	$172,838	$135,617	$50,432	$—	$635,739
Gross profit	26,050	2,866	22,237	12,552	—	63,705
Equity in earnings (loss) of affiliates	1,987	1,586	—	—	—	3,573
Other income, net	846	93	652	16	79	1,686
Income (loss) before income taxes	(30)	1,557	1,091	3,969	(8,879)	(2,292)
Income (loss) attributable to the noncontrolling interests	—	(282)	—	—	—	(282)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(30)	$1,839	$1,091	$3,969	$(8,879)	$(2,010)
Three months ended March 31, 2017
Revenues from external customers	$478,528	$154,153	$146,587	$40,390	$32,358	$852,016
Gross profit	23,649	5,540	25,808	12,308	9,153	76,458
Equity in earnings (loss) of affiliates	(1,345)	(533)	—	—	—	(1,878)
Other income, net	646	7	5,564	1,079	199	7,495
Income (loss) before income taxes	(5,073)	1,770	6,672	6,078	(15,017)	(5,570)
Income (loss) attributable to the noncontrolling interest	—	54	—	—	—	54
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(5,073)	$1,716	$6,672	$6,078	$(15,017)	$(5,624)
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.

The Andersons, Inc.
Reconciliation to EBITDA
(unaudited)

(in thousands)	Grain		Ethanol	Plant Nutrient	Rail	Other	Total
Three months ended March 31, 2018
Income (loss) before income taxes	$(30)		$1,557	$1,091	$3,969	$(8,879)	$(2,292)
Income (loss) attributable to the noncontrolling interest	—		(282)	—	—	—	(282)
Income (loss) before income taxes attributable to The Andersons, Inc.	(30)	—	1,839	1,091	3,969	(8,879)	(2,010)
Interest expense	2,959		(41)	1,441	2,368	272	6,999
Depreciation and amortization	4,017		1,509	6,727	7,169	3,257	22,679
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$6,946		$3,307	$9,259	$13,506	$(5,350)	$27,668
Three months ended March 31, 2017
Income (loss) before income taxes	$(5,073)		$1,770	$6,672	$6,078	$(15,017)	$(5,570)
Income (loss) attributable to the noncontrolling interests	—		54	—	—	—	54
Income (loss) before income taxes attributable to The Andersons, Inc.	(5,073)		1,716	6,672	6,078	(15,017)	(5,624)
Interest expense	2,696		(3)	1,640	1,809	(42)	6,100
Depreciation and amortization	4,454		1,501	6,866	5,181	3,001	21,003
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$2,077		$3,214	$15,178	$13,068	$(12,058)	$21,479